Steven D. Keist, P.C. Attorney-at-Law
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7029 North 55th Drive/ Glendale, Arizona 85311                      602-937-9799
                                                               Fax  602-435-9057




                                             April 17, 1997


                         CONSENT AND OPINION OF COUNSEL


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549-1004

Gentlemen:

I am securities counsel to AutoCorp Equities, Inc., a Nevada corporation (the Company). I have, in such capacity, examined and am familiar with the Articles of Organization, amendments thereto, if any, and the By-laws of the Company, and have examined the records of corporate proceedings. I have also examined and am familiar with such other documents as I have considered necessary for rendering my opinion hereinafter set forth.

Based upon the foregoing, I am of the opinion that the shares of Common Stock. $.001 par value, of the Company reserved for issuance under the AutoCorp Equities, Inc. 1997 Non-Statutory Stock Option Plan dated March 20, 1997, will, when issued in accordance with the terms of such plan, be legally issued, fully paid and nonassessable.

In addition, I hereby consent to the use of our name in the above opinion filed with the Registration Statement on Form S-8.


                                        Very truly yours,

                                        /s/ Steven D. Keist
                                        Steven D. Keist